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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

Board of Directors
ABX Air, Inc. and subsidiaries
Wilmington, Ohio

     We consent to the use in this registration statement relating to the issuance of shares of Common Stock of ABX Air, Inc. and subsidiaries on Form S-4 of our report dated May 8, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to allocations made from and applicable to Airborne, Inc. as an affiliated entity of ABX Air and a change in ABX Air's method of accounting for major engine overhaul costs), appearing in this proxy statement/prospectus, which is a part of this registration statement, and to the reference to us under the heading "Experts" in such proxy statement/prospectus.

     Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of ABX Air, Inc. and subsidiaries, listed in Item 21. This financial statement schedule is the responsibility of ABX Air Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Seattle, Washington
May  8  , 2003
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